FOR IMMEDIATE RELEASE	NEWS
March 13, 2014	NYSE: NGS
Exhibit 99

 NGS Reports Double-Digit Percentage Year-over-Year Increases in Net Income and EBITDA
Rental Revenues Grew by 22% in 2013

MIDLAND, Texas March 13, 2014 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months and year ended December 31, 2013.

Revenue: Total revenue was $89.2 million, a decrease from $93.7 million, or 4.8%, for the year ended December 31, 2013, compared to the same period ended December 31, 2012. This decrease is primarily due to lower compressor sales relative to a large one-time sale of rental compression equipment in 2012 of approximately $11 million. Sales fell to $19.5 million for the period ended December 31, 2013 compared to $36.4 million for the same twelve month period in 2012. Rental revenues increased 22.3% in the same year-over-year period and 4.1% over sequential quarters. Total revenues increased 5.8% between the third quarter of 2013 and this current period with nearly 60% of this increase attributable to rental income.

Gross Margins: Total gross margin, exclusive of depreciation and amortization, increased 10% from $43.8 million for the year ended December 31, 2012 to $48.3 million for the same period ended December 31, 2013. Gross margin percentage grew from 46.7% to 54.1% for this same comparative period. This increase was the result of a mix shift from sales to our higher margin rentals. Sequentially, total gross margin remained flat at $11.9 million due to some fourth quarter inventory adjustments during our year end close process which negatively affected our compressor rental and sales gross margins in the fourth quarter. Gross margins grew 4% from $11.4 million to $11.9 million and increased from 49% to 51% as a percentage of revenue in the fourth quarter year-over-year comparative periods. See additional discussion on Gross Margins in the Non-GAAP Financial Measures section in this press release.

Operating Income: Operating income for the year ended December 31, 2013 was $22.0 million, up 8.9% from the comparative prior year's level of $20.2 million. This increase was primarily driven by a growth in our compression rental business . Sequentially, operating income decreased to $5.0 million for the three months ended December 31, 2013 from $5.1 million. This decrease was primarily caused by higher depreciation expense due to rental fleet additions.

Net Income:  Net income for the year ended December 31, 2013 increased 13.4% to $14.4 million, when compared to net income of $12.7 million for the same period in 2012.  The increase is largely due to rental fleet and corresponding rental revenue growth. Net income fell 7% in the fourth quarter when compared to the third quarter of 2013 and was down 12% when compared against the fourth quarter of 2012. These decreases were mainly driven by higher depreciation as a result of an increase of compressors in our rental pool and a true up of our federal income taxes in the fourth quarter which resulted in a fourth quarter effective rate of 38% compared to an effective rate in the third quarter of 35%.

Earnings per share:  Comparing 2013 versus 2012, earnings per diluted share improved to $1.15 from $1.03, or 11.7%.  Diluted earnings per share decreased 7.4% per share, to 25 cents from 27 cents, between sequential quarters. As mentioned above, the fourth quarter was negatively affected by year end inventory and tax adjustments which accounted for a decrease in diluted earnings per share of approximately 4 cents.

EBITDA:  EBITDA increased 13.3% to $40.7 million or 46% of revenue for the year ended December 31, 2013 versus $35.9 million or 38% of revenue for the year ended December 31, 2012. EBITDA improved to $9.9 million or a 3% increase in the fourth quarter of 2013 when compared to the same period in 2012 and a slight increase of 0.6% in sequential quarters. Please see discussion of Non-GAAP Financial Measures in this press release.

Cash flow: At December 31, 2013, cash and cash equivalents were approximately $24.4 million; working capital was $48.5 million with a total debt level of $577,000, all of which was classified as current. Positive net cash flow from operating activities was approximately $39.2 million during the year ended December 31, 2013 compared to $35.4 million for the same period in 2012. The changes in operating cash flow relate to the cash contribution from net income and normal changes in our working capital accounts.

Commenting on fourth quarter 2013 results, Stephen C. Taylor, President and CEO, said:
“2013 was a good year for NGS and I’m happy to report that we had some double-digit gains and record-setting performance. Rental revenues increased 22% to a little over $69 million and Net Income and EBITDA were both up 13% for the year. We did have some end-of-the-year inventory and tax adjustments which affected our fourth quarter results by approximately 4 cents per diluted share. This quarter’s elevated rental overhaul expenses are at the same level as last quarter, but remain within our typical operating range; however, as we have seen in the past we expect those to be recouped in added rental revenue over the next few months. We think 2014 will be a growing year and to support that we have decided to expand our Midland fabrication facilities and increase our available rental compression throughput. Construction will start within the next thirty days and should be on-line by early third quarter. We look forward to continuing the expansion of our rental fleet with this added space.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation and amortization, and gross margin percentage of each business segment for the year ended December 31, 2013 and 2012.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization (1)
	Year Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	(dollars in thousands)
Rental	$69,062	77.4%	$56,477	60.3%	$40,045	58.0%	$32,740	58.0%
Sales	19,479	21.8%	36,375	38.8%	7,897	40.5%	10,559	29.0%
Service & Maintenance	707	0.8%	870	0.9%	363	51.3%	516	59.3%
Total	$89,248		$93,722		$48,305	54.1%	$43,815	46.7%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2013	2012	2013	2012
Net income	$3,158	$3,570	$14,390	$12,685
Interest expense	11	5	56	18
Provision for income taxes	1,937	1,899	8,122	7,526
Depreciation and amortization	4,818	4,144	18,144	15,707
EBITDA	$9,924	$9,618	$40,712	$35,936
Other operating expenses	2,118	1,777	8,141	7,893
Other (income) expense	(155)	49	(548)	(14)
Gross margin	$11,887	$11,444	$48,305	$43,815

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 13, 2014 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2013.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$24,443	$28,086
Trade accounts receivable, net of allowance for doubtful accounts of $436 and $437, respectively	6,750	6,691
Inventory, net of allowance for obsolescence of $128 and $211, respectively	26,832	26,509
Prepaid income taxes	2,281	275
Prepaid expenses and other	339	475
Total current assets	60,645	62,036
Rental equipment, net of accumulated depreciation of $86,533 and $70,266, respectively	176,420	151,015
Property and equipment, net of accumulated depreciation of $9,692 and $8,441 respectively	7,429	7,475
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,191 and $2,060, respectively	2,027	2,157
Other assets	29	29
Total assets	$256,589	$232,751
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$577	$—
Accounts payable	3,904	3,420
Accrued liabilities	6,487	5,817
Current income tax liability	350	522
Deferred income	873	2,027
Total current liabilities	12,191	11,786
Line of credit, non-current	—	897
Deferred income tax liability	51,464	43,741
Other long-term liabilities	197	502
Total liabilities	63,852	56,926
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,366 and 12,241 shares issued and outstanding, respectively	123	122
Additional paid-in capital	91,344	88,823
Retained earnings	101,270	86,880
Total stockholders' equity	192,737	175,825
Total liabilities and stockholders' equity	$256,589	$232,751

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share)

	For the Years Ended
	December 31,
	2013	2012
Revenue:
Rental income	$69,062	$56,477
Sales	19,479	36,375
Service and maintenance income	707	870
Total revenue	89,248	93,722
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	29,017	23,737
Cost of sales, exclusive of depreciation stated separately below	11,582	25,816
Cost of service and maintenance, exclusive of depreciation stated separately below	344	354
Selling, general, and administrative expenses	8,141	7,893
Depreciation and amortization	18,144	15,707
Total operating costs and expenses	67,228	73,507
Operating income	22,020	20,215
Other income (expense):
Interest expense	(56)	(18)
Other income	548	14
Total other income (expense)	492	(4)
Income before provision for income taxes	22,512	20,211
Provision for income taxes:
Current	399	554
Deferred	7,723	6,972
Total income tax expense	8,122	7,526
Net income	$14,390	$12,685
Earnings per share:
Basic	$1.17	$1.04
Diluted	$1.15	$1.03
Weighted average shares outstanding:
Basic	12,324	12,220
Diluted	12,550	12,320

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

	For the Years Ended
	December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,390	$12,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,144	15,707
Deferred taxes	7,723	6,972
Gain on extinguishment of liability	(223)	—
Gain on disposal of assets	(48)	—
Stock based compensation	1,682	1,418
Changes in current assets (increase) decrease in:
Trade accounts receivables	(59)	(1,012)
Inventory	(323)	456
Prepaid income taxes and prepaid expenses	(1,870)	(281)
Changes in current liabilities increase (decrease) in:
Accounts payable and accrued liabilities	1,154	1,863
Current income tax liability	(162)	447
Deferred income	(1,154)	(2,836)
Other	—	(1)
Tax benefit from equity compensation	(10)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	39,244	35,418
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(43,419)	(23,766)
Proceeds from sale of property and equipment	95	5
NET CASH USED IN INVESTING ACTIVITIES	(43,324)	(23,761)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	—	—
Payments from other long-term liabilities, net	(82)	(21)
Repayments of line of credit	(320)	(120)
Tax benefit from equity compensation	10	—
Proceeds from exercise of stock options	829	180
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	437	39
NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,643)	11,696
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,086	16,390
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,443	$28,086